Exhibit 10.1

MERGER TERMINATION AGREEMENT

This Merger Termination Agreement (this “Agreement”) is entered into as of June 16, 2021 by and between DLP Bancshares, Inc., a Delaware corporation (“DLP Bancshares”) and Sunnyside Bancorp, Inc., a Maryland corporation (“Sunnyside Bancorp”).

RECITALS

WHEREAS, DLP Bancshares, DLP Ventures Holdings Inc., a Delaware corporation (“Ventures”), Donald Wenner (“Wenner”), Sunnyside Bancorp and Sunnyside Federal Savings and Loan Association of Irvington, a federally-chartered savings and loan association and the wholly owned subsidiary of Sunnyside Bancorp (the “Bank, and collectively with DLP Bancshares, Ventures, Wenner and Sunnyside Bancorp, the “Parties”), entered into an Agreement and Plan of Merger, dated March 16, 2021 (the “Merger Agreement”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement; and

WHEREAS, Section 8.01(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual written consent of DLP Bancshares and Sunnyside Bancorp; and

WHEREAS, DLP Bancshares and Sunnyside Bancorp intend to terminate the Merger Agreement effective upon the receipt by DLP Bancshares of the Fee provided for in Section 2(c) of this Agreement; and

WHEREAS, the Boards of Directors of DLP Bancshares and Sunnyside Bancorp have each authorized the termination of the Merger Agreement pursuant to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the agreements set forth herein, the parties agree as follows:

1. Termination of Merger Agreement. Effective immediately upon receipt by DLP Bancshares of the Fee described in Section 2(c) below, DLP Bancshares and Sunnyside Bancorp hereby terminate the Merger Agreement pursuant to Section 8.01(a) of the Merger Agreement by the mutual consent of the parties thereto. If the Fee is not received by DLP Bancshares by the date specified in Section 2(c) below, this Agreement shall become null and void and have no effect, and the Merger Agreement shall continue in full force and effect as if this Agreement had not been entered into.

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2. Effect of Termination; Mutual Discharge and Waiver.

(a) Except as expressly provided in this Agreement, including Section 4 hereto, as a result of the termination of the Merger Agreement pursuant to this Agreement, the Merger Agreement shall become void, and there shall be no liability under the Merger Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each party thereto shall cease, except that no party shall be relieved or released from any liabilities or damages arising out of a willful breach as provided in Section 8.04 of the Merger Agreement.

(b)  Upon execution of this Agreement and payment by Sunnyside Bancorp of the Fee described in Section 2(c) of the Agreement, the Parties shall issue instructions to BankUnited, N.A. (“Escrow Agent”), the escrow agent under that Escrow Agreement dated March 16, 2021 between Wenner, Sunnyside Bancorp Escrow Agent that the Reverse Break-up Fee, together with accrued interest thereon, shall immediately be returned to Don Wenner.

(c) Sunnyside Bancorp shall pay or shall have paid on its behalf to DLP Bancshares the $615,000 termination fee (the “Fee”) provided for in Section 8.02 of the Merger Agreement on or before the second business day following the date of this Agreement. Payment of the Fee shall be made by wire transfer of immediately available funds to the account designated by DLP Bancshares on Exhibit A hereto. In the event Sunnyside Bancorp has paid or had paid on its behalf the Fee by wire transfer to the account designated on Exhibit A before the execution of this Agreement, the Fee shall be deemed to be received by DLP Bancshares concurrently with the execution of this Agreement. DLP Bancshares acknowledges that payment of the Fee shall constitute full and final satisfaction of any and all obligations of Sunnyside Bancorp under Section 8.02 of the Merger Agreement.

(d) Effective upon receipt by DLP Bancshares of the Fee described in Section 2(c) above, each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any federal, state, local or foreign law or otherwise, that any Releasing Party has, has had or may have in the future arising out of, relating to, or in connection with the Merger Agreement, the Sunnyside Bancorp Shareholder Support Agreement, the Claims Letter, the Restrictive Covenant Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation set forth in Section 8.02 of the Merger Agreement and any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, provided that nothing in this Section 2 shall impair the survival and full force of the Confidentiality Agreements (as defined in Section 4 below).

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3. Acknowledgement of Termination of Sunnyside Bancorp Shareholder Support Agreement, the Claims Letter, the Restrictive Covenant Agreement. DLP Bancshares and Sunnyside Bancorp each acknowledge that, effective upon and by virtue of the termination of the Merger Agreement pursuant to Section 1 hereof, the Sunnyside Bancorp Shareholder Support Agreement, the Claims Letter and the Restrictive Covenant Agreement executed in connection with the Merger Agreement shall be simultaneously terminated in accordance with their terms and no obligations, rights, responsibilities or other encumbrances or restrictions of any kind shall result or arise therefrom.

4. Survival of Confidentiality Agreement. Notwithstanding anything contained in this Agreement or in the Merger Agreement to the contrary, the provisions of the Non-Disclosure Agreement dated October 13, 2020, between DLP Bancshares and Sunnyside Bancorp (the “Confidentiality Agreement”) shall survive and remain in full force and effect in accordance with its terms. On or before June 16, 2021, DLP Bancshares and Sunnyside Bancorp agree to return to the other party or certify the destruction of all Confidential Information (as such term is defined in the Confidentiality Agreement) held by it or any of its affiliates, directors, officers, employees, agents, financial advisors, legal advisors, accountants or controlling persons (the “Representatives”), and to destroy all other documents, memoranda, notes, summaries, analyses, extracts, compilations, studies or other material prepared by or in the possession of the other party of their Representatives, based on the Confidential Information. Each party acknowledges that the Confidentiality Agreement applies to any respective successor(s) thereof.

5. Representations of DLP Bancshares. Each of DLP Bancshares and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted. DLP Bancshares has full corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by DLP Bancshares and constitutes a valid binding obligation of DLP Bancshares enforceable against DLP Bancshares in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principles.

6. Representations of Sunnyside Bancorp. Each of Sunnyside Bancorp and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to operate its business as it is now currently conducted. Sunnyside Bancorp has full corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by Sunnyside Bancorp and constitutes a valid binding obligation of Sunnyside Bancorp enforceable against Sunnyside Bancorp in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and by general equitable principles.

7. Public Announcement. DLP Bancshares and Sunnyside Bancorp acknowledge that to the extent that either intends to issue a press release with respect to this Agreement and the termination of the Merger Agreement, each of DLP Bancshares and Sunnyside Bancorp shall consult with the other before issuing such press release.

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8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement shall be binding upon any successor to DLP Bancshares or Sunnyside Bancorp.

9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

11. Amendment; Counterparts. This Agreement may be modified or amended only by a writing signed by the parties hereto. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

DLP Bancshares, Inc.

By:	/s/ Robert Peterson
Name:	Robert Peterson
Title:	CFO

Sunnyside Bancorp, Inc.

By:	/s/ Timothy D. Sullivan
Timothy D. Sullivan
President and Chief Executive Officer

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